Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY ANNOUNCES

RECORD QUARTERLY AND YEAR-TO-DATE RESULTS;

RAISES FULL YEAR EARNINGS OUTLOOK

Third Quarter 2015 Highlights:

•	Net sales increased 14 percent (18 percent constant-currency) to a record $767.6 million.
•	Gross margin expanded 100 basis points to 46.4 percent.
•	Operating income increased 35 percent to a record $132.3 million, or 17.2 percent of net sales.
•	Net income increased 39 percent to a record $91.1 million, or $1.28 per diluted share.
•	The Board of Directors approved a 13 percent increase in the quarterly dividend to $0.17 per share.

Fiscal Year 2015 Outlook Raised to Anticipate:

•	Approximately 10.5 percent net sales growth (14.5 percent constant-currency).
•	Approximately 20 percent to 23 percent growth in operating income, generating operating margin of approximately 10.4 percent to 10.5 percent of net sales.
•	Net income between $165 million and $169 million, or $2.32 to $2.37 per diluted share, 20 percent to 23 percent higher than 2014 net income of $137.2 million, or $1.94 per diluted share.

PORTLAND, Ore. — October 29, 2015 — Columbia Sportswear Company (NASDAQ: COLM) today announced record net sales of $767.6 million for the quarter ended September 30, 2015, an increase of 14 percent (18 percent constant-currency), compared with net sales of $675.3 million for the same period in 2014. This growth included double-digit net sales increases from each of the company’s brands, 25 percent growth in North America and high-teen constant-currency percentage growth in Europe-direct markets.

Net sales through the first nine months of 2015 increased 14 percent (19 percent constant-currency), to a record $1,626.8 million.

Third quarter operating income increased 35 percent to a record $132.3 million, or 17.2 percent of net sales, and net income grew 39 percent to a record $91.1 million, or $1.28 per diluted share.

Operating income through the first nine months of 2015 increased 43 percent to $167.4 million, compared with operating income of $116.7 million for the same period last year.

Net income through the first nine months of 2015, including incremental profit from the prAna brand, increased 36 percent to a record $111.0 million, or $1.56 per diluted share, compared to net income of $81.6 million, or $1.15 per diluted share for the comparable 2014 period.

Net income for the first nine months of 2015 included a non-recurring tax benefit of $6.3 million, or $0.09 per diluted share. Net income for the comparable period of 2014 included a non-recurring tax benefit of $5.6 million, or $0.08 per diluted share, and acquisition costs totaling approximately $2.1 million net of tax, or $(0.03) per diluted share, related to the acquisition of prAna Living, LLC.

Tim Boyle, Columbia’s chief executive officer, commented, “During the third quarter, the Columbia, Sorel and prAna brands combined to generate 26 percent net sales growth across North America. Better supply chain execution resulted in more timely delivery of wholesale customers’ Fall advance orders, which has enabled them to benefit from increased sell-through volumes thus far in the season. The Columbia brand also continued to demonstrate its resurgence in Europe-direct markets, posting mid-twenty-percent constant-currency growth in that important region during the quarter.

“On October 9 we launched the largest integrated global marketing campaign in the Columbia brand’s history. The “Tested Tough” brand platform is a global initiative designed to strengthen emotional connections with consumers and drive sell-through in key markets. Our expanded gross margins are enabling us to increase our demand creation investments by 13 percent this year, while driving significantly improved operating margins.

“Our record third quarter and year-to-date results illustrate the increasing earnings power of our brand portfolio. We believe we are only beginning to unlock the long-term potential of our portfolio of brands,” Boyle concluded.

Third Quarter Results

(All comparisons are between third quarter 2015 and third quarter 2014, unless otherwise noted.)

Third quarter consolidated net sales growth of $92.3 million, or 14 percent, (18 percent constant-currency) included:

•

U.S. net sales growth of 26 percent, reflecting growth from each of the company’s brands, led by Columbia and Sorel, including the effects of more timely delivery of increased Fall 2015 wholesale advance orders, compared with shipments of Fall 2014 advance orders; and

•	Net sales growth of 16 percent in Canada (39 percent constant-currency), led by the Sorel and Columbia brands;

partially offset by

•	An 11 percent net sales decline (5 percent constant-currency) in the Latin America/Asia Pacific (LAAP) region, concentrated in the Columbia brand in the company’s Asian markets; and
•

A 14 percent net sales decline (3 percent constant-currency) in the Europe/Middle East/Africa (EMEA) region, where high-teen constant-currency net sales growth in the company’s Europe-direct business, concentrated in the Columbia brand, was more than offset by a net sales decline of more than 30 percent to EMEA distributors, primarily related to Russia. (See “Geographical Net Sales” table below.)

Global Columbia brand net sales increased 10 percent (14 percent constant-currency) to $609.7 million. Global Sorel brand net sales increased 48 percent (59 percent constant-currency) to $86.2 million. Global prAna brand net sales increased 22 percent (22 percent constant-currency) to $34.4 million, and global Mountain Hardwear brand net sales increased 12 percent (17 percent constant-currency) to $34.8 million. (See “Brand Net Sales” table below.)

Global Apparel, Accessories & Equipment net sales increased 9 percent (12 percent constant-currency) to $596.1 million, and Footwear net sales increased 36 percent (46 percent constant-currency) to $171.5 million. (See “Categorical Net Sales” table below.)

Third quarter gross margins expanded 100 basis points to 46.4 percent, compared to 45.4 percent for the third quarter of 2014.

Third quarter income from operations increased 35 percent to $132.3 million, or 17.2 percent of net sales, compared with $98.3 million, or 14.6 percent of net sales, for the same period in 2014.

The effective income tax rate for the third quarter was 28.9%, compared to 31.3%, for the comparable period in 2014. The lower tax rate reflected a non-recurring $6.3 million tax benefit related to a decrease in the valuation allowance associated with net operating losses in certain international tax jurisdictions, partially offset by the effects of generating a higher proportion of pre-tax income in the United States, where tax rates are generally higher than in international tax jurisdictions.

Third quarter net income increased 39 percent, to a record $91.1 million, or $1.28 per diluted share, compared with net income of $65.6 million, or $0.93 per diluted share, for the same period in 2014.

Balance Sheet and Cash Flow

The company ended the third quarter with $174.0 million in cash and short-term investments, compared to $185.8 million at September 30, 2014. Approximately 86 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventory totaled $546.7 million at September 30, 2015, approximately 10 percent higher than the $494.8 million balance at September 30, 2014.

Dividend

The board of directors authorized a 13 percent increase in the company’s regular quarterly dividend to $0.17 per share from the prior $0.15 per share, payable on December 3, 2015 to shareholders of record on November 19, 2015.

Upward-Revised 2015 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ, perhaps materially. The company’s annual net sales are weighted more heavily toward the second half of the fiscal year, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

The company expects 2015 net sales growth of approximately 10.5 percent (14.5 percent constant-currency) to more than $2.3 billion, compared to 2014 net sales of $2.1 billion.

The company expects fiscal year 2015 gross margins to improve by approximately 75 basis points and also expects approximately 30 basis points of operating expense leverage, resulting in projected operating margin expansion of approximately 90 to 100 basis points.

Based on the above assumptions, the company expects:

•

approximately 20 percent to 23 percent growth in operating income to between approximately $239 million and $244 million, representing operating margin of approximately 10.4 percent to 10.5 percent, compared with operating income of $198.8 million and operating margin of 9.5 percent in 2014;

•	an effective income tax rate of approximately 28.0 percent; and
•

net income after non-controlling interest of approximately $165 million to $169 million, or approximately $2.32 to $2.37 per diluted share, an increase of approximately 20 percent to 23 percent compared with net income of $137.2 million, or $1.94 per diluted share, in 2014.

The above full year outlook includes an estimated unfavorable impact of approximately $0.14 per diluted share from the stronger U.S. Dollar, resulting primarily from lower gross margins within our foreign subsidiaries as a result of increased costs of inventory, net losses incurred on the revaluation of foreign-currency denominated assets and liabilities and on the settlement of foreign-currency denominated intercompany transactions and, to a lesser degree, the translation of net income.

A more detailed version of the company’s 2015 financial outlook and preliminary 2015 indications can be found in the “CFO Commentary on Third Quarter and Year-to-Date 2015 Financial Results and Upward-Revised 2015 Outlook” available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

CFO’s Third Quarter Financial Commentary Available Online

At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, executive vice president of finance and chief financial officer, reviewing the company’s third quarter and year-to-date 2015 financial results and full year 2015 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, October 29, 2015 at 5:00 p.m. ET to review its third quarter and year-to-date financial results and full year 2015 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until October 26, 2016.

Fourth Quarter and Full Year 2015 Reporting Schedule

Columbia Sportswear plans to report fourth quarter and full year 2015 financial results on Thursday, February 11, 2016 at approximately 4:05 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.  A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.  To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

Supplemental Constant-currency Financial Information

The company reports its financial information in accordance with accounting principles generally accepted in the United States (“GAAP”). During periods of significant foreign currency exchange rate volatility, to supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the significant volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See “Supplemental Financial Information - Constant-currency Basis” tables below.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

About Columbia Sportswear

Columbia Sportswear Company has assembled a portfolio of brands that connect active people with their passions, making it a leader in the global active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company’s brands are today sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Sorel®, Mountain Hardwear®, prAna®, Montrail® and OutDry® brands. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com,  www.montrail.com, and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and leverage, operating income, operating margins, income tax rates, inventory costs, impact of a stronger U.S. dollar, and net income.  Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.  Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather; macroeconomic trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers, and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax policies and rates; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations.  New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

###

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,
	2015	2014
Current Assets:
Cash and cash equivalents	$173,410	$185,247
Short-term investments	629	537
Accounts receivable, net	529,844	458,844
Inventories	546,685	494,795
Deferred income taxes	62,888	50,710
Prepaid expenses and other current assets	35,140	42,916
Total current assets	1,348,596	1,233,049

Property, plant and equipment, net	294,926	289,480
Intangibles and other non-current assets	233,354	239,348
Total assets	$1,876,876	$1,761,877

Current Liabilities:
Short-term borrowings	$21,045	$2,185
Accounts payable	170,168	218,804
Accrued liabilities	163,897	140,660
Income taxes payable	30,515	18,922
Deferred income taxes	126	39
Total current liabilities	385,751	380,610

Note payable to related party	15,356	15,897
Other long-term liabilities	54,245	38,835

Equity:
Columbia Sportswear Company shareholder’ equity	1,406,397	1,316,059
Non-controlling interest	15,127	10,476
Total equity	1,421,524	1,326,535

Total liabilities and equity	$1,876,876	$1,761,877

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$767,550	$675,296	$1,626,766	$1,423,626
Cost of sales	411,090	368,515	870,214	775,734
Gross profit	356,460	306,781	756,552	647,892
	46.4%	45.4%	46.5%	45.5%

Selling, general and administrative expenses	226,778	210,659	594,782	536,214
Net licensing income	2,587	2,160	5,659	5,066
Income from operations	132,269	98,282	167,429	116,744

Interest income, net	309	238	1,260	861
Interest expense on note payable to related party	(275)	(282)	(827)	(769)
Other non-operating income (expense)	(1,558)	666	(3,287)	161
Income before income tax	130,745	98,904	164,575	116,997

Income tax expense	(37,805)	(30,972)	(49,520)	(32,127)
Net income	92,940	67,932	115,055	84,870
Net income attributable to non-controlling interest	1,879	2,288	4,068	3,300
Net income attributable to Columbia Sportswear Company	$91,061	$65,644	$110,987	$81,570

Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.29	$0.94	$1.58	$1.17
Diluted	1.28	0.93	1.56	1.15
Weighted average shares outstanding:
Basic	70,338	70,093	70,253	69,811
Diluted	71,239	70,818	71,201	70,693

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$115,055	$84,870
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	41,921	38,625
Loss on disposal or impairment of property, plant and equipment	679	350
Deferred income taxes	3,181	82
Stock-based compensation	8,731	8,136
Excess tax benefit from employee stock plans	(7,642)	(4,029)
Changes in operating assets and liabilities:
Accounts receivable	(195,018)	(139,578)
Inventories	(173,444)	(163,874)
Prepaid expenses and other current assets	2,762	(7,990)
Other assets	(2,676)	303
Accounts payable	(41,327)	44,775
Accrued liabilities	16,747	23,957
Income taxes payable	16,799	1,846
Other liabilities	3,367	3,998
Net cash used in operating activities	(210,865)	(108,529)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	-	(188,467)
Purchases of short-term investments	(38,208)	(21,471)
Sales of short-term investments	64,980	112,895
Capital expenditures	(47,796)	(42,843)
Proceeds from sale of property, plant, and equipment	126	58
Net cash used in investing activities	(20,898)	(139,828)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	36,519	15,287
Repayments on credit facilities	(15,343)	(12,999)
Proceeds from issuance of common stock under employee stock plans	16,901	19,293
Tax payments related to restricted stock unit issuances	(4,633)	(2,969)
Excess tax benefit from employee stock plans	7,642	4,029
Repurchases of common stock	(14,525)	(7)
Proceeds from note payable to related party	-	16,072
Cash dividends paid	(31,667)	(29,369)
Net cash provided by (used in) financing activities	(5,106)	9,337

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3,279)	(13,222)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(240,148)	(252,242)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	413,558	437,489
CASH AND CASH EQUIVALENTS, END OF PERIOD	$173,410	$185,247

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$9,150	$5,796

COLUMBIA SPORTSWEAR COMPANY

Supplemental Financial Information

Net Sales Growth – Constant-currency Basis

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended September 30,
	Reported Net Sales 2015	Adjust for Foreign Currency Translation	Constant-currency Net Sales 2015(1)	Reported Net Sales 2014	Reported Net Sales % Change	Constant-currency Net Sales % Change (1)

Geographical Net Sales:
United States	$513.1	$-	$513.1	$406.3	26%	26%
LAAP	109.4	8.4	117.8	123.5	(11)%	(5)%
EMEA	67.4	9.2	76.6	78.8	(14)%	(3)%
Canada	77.7	14.8	92.5	66.7	16%	39%
Total	$767.6	$32.4	$800.0	$675.3	14%	18%

Brand Net Sales:
Columbia	$609.7	$24.0	$633.7	$555.4	10%	14%
Sorel	86.2	6.6	92.8	58.2	48%	59%
Mountain Hardwear	34.8	1.5	36.3	31.0	12%	17%
prAna	34.4	-	34.4	28.2	22%	22%
Other	2.5	0.3	2.8	2.5	-	12%
Total	$767.6	$32.4	$800.0	$675.3	14%	18%

Categorical Net Sales:
Apparel, Accessories and Equipment	$596.1	$19.9	$616.0	$549.4	9%	12%
Footwear	171.5	12.5	184.0	125.9	36%	46%
Total	$767.6	$32.4	$800.0	$675.3	14%	18%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates vs. the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY

Supplemental Financial Information

Net Sales Growth – Constant-currency Basis

(In millions, except percentage changes)

(Unaudited)

	Nine Months Ended September 30,
	Reported Net Sales 2015	Adjust for Foreign Currency Translation	Constant-currency Net Sales 2015	Reported Net Sales 2014	Reported Net Sales % Change	Constant-currency Net Sales % Change

Geographical Net Sales:
United States	$1,009.0	$-	$1,009.0	$793.8	27%	27%
LAAP	319.5	20.7	340.2	336.4	(5)%	1%
EMEA	175.0	20.2	195.2	190.9	(8)%	2%
Canada	123.3	19.5	142.8	102.5	20%	39%
Total	$1,626.8	$60.4	$1,687.2	$1,423.6	14%	19%

Brand Net Sales:
Columbia	$1,335.8	$49.4	$1,385.2	$1,222.4	9%	13%
Sorel	103.9	7.2	111.1	74.1	40%	50%
Mountain Hardwear	81.1	3.2	84.3	85.2	(5)%	(1)%
prAna	97.6	0.1	97.7	33.7	190%	190%
Other	8.4	0.5	8.9	8.2	2%	9%
Total	$1,626.8	$60.4	$1,687.2	$1,423.6	14%	19%

Categorical Net Sales:
Apparel, Accessories and Equipment	$1,305.6	$39.7	$1,345.3	$1,166.1	12%	15%
Footwear	321.2	20.7	341.9	257.5	25%	33%
Total	$1,626.8	$60.4	$1,687.2	$1,423.6	14%	19%